Exhibit 5.1

April 22, 2020 File No.: 142252.1001

VBI Vaccines Inc. 222 3rd Street, Suite 2241 Cambridge, MA 02142

Re:	VBI Vaccines Inc.
Prospectus Supplement dated the date hereof

We have acted as Canadian counsel to VBI Vaccines Inc. (the “Company”), a corporation incorporated under the Business Corporations Act (British Columbia). We refer to the registration statement on Form S-3 (Registration No. 333 226271), as originally filed by the Company under the United States Securities Act of 1933, as amended (the “Securities Act”) with the U.S. Securities and Exchange Commission (the “Commission”) on July 20, 2018 (including information deemed incorporated by reference therein in accordance with applicable rules of the Commission, the “Registration Statement”), and the base prospectus, dated July 30, 2018, forming part of the Registration Statement, with respect to the offering from time to time of the Company’s securities (the “Base Prospectus”).

We are furnishing this opinion in connection with the Company’s prospectus supplement dated the date hereof to the Base Prospectus (the “Prospectus Supplement”) relating to the offering of 45,454,545 common shares of the Company (the “Securities”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus”.

We understand that the Offered Securities (as defined below) are to be sold to the underwriters for resale to the public as described in the Prospectus Supplement and pursuant to an underwriting agreement dated April 22, 2020, by and among the Company and the underwriters (the “Underwriting Agreement”). In addition, the Company has granted the underwriters an option to purchase up to an additional 6,818,181 common shares from the Company within 30 days of the effective date of the Underwriting Agreement (the “Additional Securities”). The Securities and the Additional Securities are collectively referred to as the “Offered Securities.”

We have reviewed the Prospectus Supplement and, for the purposes of this opinion, we have also examined and relied upon originals or copies of the following documents (collectively, the “Corporate Documents”):

(a)	a certificate of officers of the Company (the “Officers’ Certificate”);

(b)	the notice of articles and articles of the Company attached to the Officers’ Certificate; and
(c)	certain resolutions of the Company’s directors relating to the offering of the Offered Securities attached to the Officers’ Certificate.

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We have also reviewed such other documents, and have considered such questions of law, as we have deemed relevant and necessary as a basis for our opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the Corporate Documents, without independent investigation of the matters provided for therein for purposes of providing our opinion expressed below.

In examining all documents and in providing our opinion below we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the certificates supplied by the respective officers and directors of the Company including, without limitation, the Officers’ Certificate, are complete, true and accurate as of the date hereof;

(e)	all agreements and other documents, including but not limited to the Underwriting Agreement, have been duly authorized, executed and delivered by and are enforceable in accordance with their terms against each party to it other than the Company;

(f)	performance of the obligations would not be illegal under the law of the place of performance if that is a place other than British Columbia;

(g)	the Offered Securities will be offered, issued and sold in compliance with applicable United States federal and state securities laws and applicable rules of NASDAQ, and in the manner stated in the Prospectus Supplement; and

(h)	(i) all formal legal requirements, if any, existing under the laws of the jurisdiction where the Underwriting Agreement was signed, executed and delivered by each party thereto have been complied with, and (ii) to the extent that the execution and delivery of the Underwriting Agreement, including any formal requirements relating to the execution and delivery thereof are governed by the laws of any jurisdiction other than the Jurisdiction, such laws have complied with.

Our opinion below is expressed only with respect to the laws of the Province of British Columbia (the “Jurisdiction”) and of the laws of Canada applicable in the Jurisdiction. Any reference to the laws of the Jurisdiction includes the laws of Canada that apply in the Jurisdiction.

Our opinion is expressed with respect to the laws of the Jurisdiction in effect on the date of this opinion. We have no responsibility or obligation to: (i) update this opinion; (ii) take into account or inform the addressees or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express; or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

Where our opinion expressed herein refers to the Offered Securities having been issued as being “fully-paid and non-assessable” common shares of the Company, such opinion assumes that all required consideration (in whatever form) has been paid or provided. No opinion is expressed as to the adequacy of any consideration received.

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Based on the above, we are of the opinion that the Offered Securities, when issued and delivered by the Company in accordance with the terms of the Underwriting Agreement, against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

This opinion has been prepared for your use in connection with the Prospectus Supplement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement, the Prospectus or the Offered Securities described therein.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K to be filed with the Commission disclosing the issuance of the Offered Securities for incorporation by reference into the Prospectus Supplement and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder.

Yours truly,
(signed)
Stikeman Elliott LLP